As filed with the Securities and Exchange Commission on July 29, 2002

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASYST TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California (State of Incorporation)	94-2942251 (I.R.S. Employer Identification No.)

48761 Kato Road
Fremont, CA 94538
(510) 661-5000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Geoffrey G. Ribar
Senior Vice President and Chief Financial Officer
Asyst Technologies, Inc.
48761 Kato Road
Fremont, CA 94538
(510) 661-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
James C. Kitch, Esq.
Michael L. Weiner, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered(1)	Share(2)	Offering Price(2)	Registration Fee

Common Stock, no par value	1,310,104 shares	$12.69	$16,625,220	$1,530

(1)	Also includes additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on July 24, 2002, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2002

PRELIMINARY PROSPECTUS

1,310,104 SHARES

ASYST TECHNOLOGIES, INC.

COMMON STOCK

     The selling shareholders listed on page 10 are offering a total of 1,310,104 shares of our common stock. Of the shares of our common stock being offered under this prospectus by the selling shareholders, we issued 468,796 shares to a selling shareholder in connection with our acquisition of the assets of Domain Logix Corporation, which is now known as Aruba, Inc., and 841,308 shares to a selling shareholder in connection with the second closing of our acquisition of GW Associates, Inc. We are not selling any shares of our common stock under this prospectus for our account and will not receive any of the proceeds from the sale of shares by the selling shareholders. We are a minority shareholder of Aruba, Inc., which is a selling shareholder under this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol “ASYT.” On July 26, 2002, the last reported sales price for our common stock was $11.45 per share.

     The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares in the section titled “Plan of Distribution” on page 10.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

     The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission, or the SEC, or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     You should read this prospectus and any prospectus supplement carefully before you invest.

THE DATE OF THIS PROSPECTUS IS JULY ___ , 2002

SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 16. EXHIBITS
ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 2.2
EXHIBIT 5.1
EXHIBIT 23.1

     You should rely on the information contained in this prospectus and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in the sections entitled “Summary,” “Risk Factors” and elsewhere in this prospectus or incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to differ significantly and materially from that expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND OUR FINANCIAL STATEMENTS AND NOTES THERETO IN OUR ANNUAL REPORT ON FORM 10-K INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

OVERVIEW

     We are a leading provider of integrated automation systems for the semiconductor manufacturing industry. Our systems enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. We are the only supplier with product offerings and know-how in what we believe are the five key elements of integrated automation systems: isolation systems, work-in-process materials management, wafer-handling robotics, automated transport and loading systems, or AMHS, and equipment connectivity software and services.

     We believe that our systems are becoming increasingly important because of several trends in the manufacturing of ICs:

•	The transition to larger diameter wafers, which require automated handling as a result of ergonomic issues and increased yield risk.

•	Continuing decreases in line widths, which require higher levels of cleanliness in the manufacturing process.

•	Advances in new materials, such as copper, which may introduce additional contamination into the semiconductor manufacturing plant, or fab.

•	Continuing customer requirements for enhanced manufacturing productivity and return on capital.

     We sell our systems directly to semiconductor manufacturers, as well as to original equipment manufacturers, or OEMs, that integrate our systems with their equipment for sale to semiconductor manufacturers.

     We acquired GW Associates, Inc., or GW, pursuant to the Agreement and Plan of Merger and Reorganization dated as of May 22, 2001, between us, Gem Acquisition Corp., GW and John S. Ghiselli. GW is the semiconductor industry’s leader in enabling factory integration products that comply with Semiconductor Equipment and Materials International’s (SEMI), Semiconductor Equipment Communications Standards (SECS) and the SEMI Generic Equipment Model Standard (GEM), as well as the new 300mm standards. GW also provides computer software and services for factory automation in a variety of electronics manufacturing environments. Founded in 1975, GW was headquartered in Sunnyvale, California.

     Asyst Connectivity Technologies, Inc., or ACTI, a subsidiary of Asyst, acquired the assets of Domain Logix Corporation, or DLC, on May 29, 2002, pursuant to the Asset Purchase Agreement dated as of April 9, 2002, between us, ACTI and DLC. DLC is a leading developer of next-generation software for tool communication and also provides a variety of consulting, development and integration services to its customers. Founded in 1999, DLC is headquartered in Austin, Texas.

     We are a California corporation. Our principal offices are located at 48761 Kato Road, Fremont, California 94538, and our telephone number is (510) 661-5000. In this prospectus, “Asyst,” “we” and “our” refer to Asyst Technologies, Inc. unless the context otherwise requires.

     ASYST is our registered trademark. AXYS, Fastrack, Fastmove, Fastload, Fastore, Asyst-SMIF System, SMIF-Pod, SMIF-FOUP, SMIF-Arms, SMIF-Indexer, SMIF-LPI, SMIF-LPO, SMIF-LPT, SMIF-E, Versaport, Plus, Inx, Advan Tag, Link-Manager, Smart-Fab, Smart-Tag, Smart-Station, Smart-Storage, Smart-Traveler, Smart-Comm, Substrate Management System, Retical Management System, Wafer Management System, Global Lot Server and Flourotrac Auto Id System are our trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. IN ADDITION, THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US BECAUSE WE ARE ALSO SUBJECT TO ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS, COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

The semiconductor manufacturing industry is highly cyclical, and the current substantial downturn is harming our operating results.

     Our business is entirely dependent upon the capital expenditures of semiconductor manufacturers, which at any point in time are dependent on the then-current and anticipated market demand for ICs, as well as products utilizing ICs. The semiconductor industry is cyclical and has historically experienced periodic downturns. These periodic downturns, whether the result of general economic changes or capacity growth temporarily exceeding growth in demand for ICs, are difficult to predict and often have a severe adverse effect on the semiconductor industry’s demand for tools. Sales of tools to semiconductor manufacturers may be significantly more cyclical than sales of IC’s, as the large capital expenditures required for building new fabs or facilitizing existing fabs is often delayed until IC manufacturers have a good indication of future demand. If demand for ICs and our systems remains depressed for an extended period, it will seriously harm our business.

     The industry is currently experiencing a significant downturn due to decreased worldwide demand for semiconductors. During this downturn, most of our customers have reduced capital expenditures, which has adversely impacted our business. Our net sales declined 70.8% from their peak in the third quarter of fiscal 2001 to the third quarter of fiscal 2002. We cannot assure you that our sales will recover sufficiently for us to return to profitability in the near future. As a result of cost reductions in response to the decrease in net sales and uncertainty over the timing and extent of any industry recovery, we may be unable to continue to invest in marketing, research and development and engineering at the levels we believe are necessary to maintain our competitive position. Our failure to make these investments could seriously curtail our long-term business prospects.

     We believe that our future performance will continue to be affected by the cyclical nature of the semiconductor industry and, as a result, be adversely affected by such industry downturns.

Because the semiconductor manufacturing industry is subject to rapid demand shifts which are difficult to predict, our inability to efficiently manage our manufacturing capacity and inventory levels in response to these rapid shifts may cause a reduction in our gross margins, profitability and market share.

     The semiconductor manufacturing industry experiences rapid demand shifts. Our ability to respond to these demand shifts is limited because we incur manufacturing overhead, inventory expense and other costs, many of which are fixed in the short-term, based on projections of anticipated customer demand.

     During a downturn, our ability to quickly reduce our production costs is impaired by our projections of manufacturing costs and inventory incurred. If market demand does not match our projections, we will have to carry or write off excess and obsolete inventory and our gross margins will decline which, in turn, prevents us from operating profitably. For example, we incurred an inventory reserve in the quarter ended December 31, 2001 of $12.8 million associated with additional inventory reserves for obsolete and excess inventory. This inventory accumulated largely due to the steep decline in demand for our products. Furthermore, if we do not accurately predict the appropriate demand for our 200mm and 300mm automation products, this will increase the burden of excess and obsolete inventory.

     During periods of increased demand, our ability to satisfy increased customer demand may be constrained by our projections. If our projections underestimate demand, we may have inadequate inventory and may not be able to expand our manufacturing capacity, which could result in delays in shipments and loss of customers and reduced profitability. Even if we are able to sufficiently expand our capacity, we may not efficiently manage this expansion which would adversely affect our gross margin and profitability.

Our gross margins on 300mm products may be lower than on 200mm products, which could result in decreased profitability.

     The gross margins on our 300mm products currently are not as favorable as on our 200mm products. This is primarily because our 300mm products are early in their production life, we face increased competition for our products and we sell a greater percentage of our 300mm products directly to OEMs rather than IC manufacturers.

     The 300mm market is still relatively new. Manufacturing costs are generally higher in the early stages of new product introduction and decrease as demand increases, due to better economies of scale and efficiencies developed in the manufacturing processes. However, we cannot assure you that we will see such economies of scale and efficiencies in our future manufacturing of 300mm products. We face increased competition for our 300mm products because of the larger revenue opportunity for 300mm products and because of the establishment of a front-opening unified pod interface standard. While IC manufacturers purchased a majority of 200mm automation products, OEM manufacturers are purchasing a higher percentage of tool automation products for 300mm. OEMs can generally command lower prices from us and from their other vendors because of the larger market opportunity they provide.

     These and other factors may prevent us from achieving or maintaining the same relative pricing and gross margin performance on 300mm products as we achieved on 200mm products. Lower margins will result in decreased profitability or require further cost reductions to achieve historical profit levels.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by, or failure to collect receivables from, these customers could harm our business.

     The markets in which we sell our products are comprised of a relatively small number of OEMs and semiconductor manufacturers. Large orders from a relatively small number of customers account for a significant portion of our revenue and makes our relationship with each customer critical to our business. We may not be able to retain our largest customers or attract additional customers, and our OEM customers may not be successful in selling our systems. Our success will depend on our continued ability to develop and manage relationships with significant customers. In addition, our customers have in the past sought price concessions from us and may continue to do so in the future, particularly during downturns in the semiconductor market. Further, some of our customers may in the future shift their purchases of products from us to our competitors. Additionally, the inability to successfully develop relationships with additional customers or the need to provide future price concessions would have a negative impact on our business.

     If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted. In addition, since each customer represents a significant percentage of net sales, the timing of the completion of an order can lead to a fluctuation in our quarterly results. As we complete projects for a customer, business from that customer will decline substantially unless it undertakes additional projects incorporating our products.

If we are unsuccessful in fully commercializing our FasTrack Automated Materials Handling System, and/or we cannot leverage our planned joint venture with Shinko Electric Co., Ltd., our growth prospects could be negatively impacted.

     AMHS is an important component of our growth strategy. We have completed only one successful commercial installation of our FasTrack system in a 200mm fab. Our FasTrack system currently is not a complete AMHS solution, and we may not be successful in some or all of our current efforts to develop or otherwise obtain the additional components that comprise a complete solution. If we are able to offer a complete solution, we still could find it difficult to compete against companies with greater experience and resources in the AMHS market. In addition, our planned joint venture partner, Shinko Electric, may not continue to succeed in the 300mm AMHS market. We may not successfully leverage the Asyst Shinko joint venture organization, technology and customer base to accelerate the market acceptance of FasTrack. Any failure to win market acceptance of our products, either FasTrack or joint venture products, would negatively impact our growth prospects. For more information on our relationship with Shinko Electric please see our Annual Report on Form 10-K for the year ended March 31, 2002.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet their needs.

     We do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

•	our customers can cease purchasing our products at any time without penalty;

•	our customers are free to purchase products from our competitors;

•	we are exposed to competitive price pressure on each order; and

•	our customers are not required to make minimum purchases.

     Sales are typically made pursuant to individual purchase orders and product delivery often occurs with extremely short lead times. If we are unable to fulfill these orders in a timely manner, we could lose sales and customers.

The timing of the transition to 300mm technology is uncertain and competition may be intense.

     We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the timing of the industry’s transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is uncertain, partly as a result of the recent period of reduced demand for semiconductors. Delay in the adoption of 300mm manufacturing technology could adversely affect our potential revenue.

     Manufacturers implementing factory automation in 300mm pilot projects may initially seek to purchase systems from multiple vendors. Competition, including price competition, for these early 300mm orders could be vigorous. A vendor whose system is selected for an early 300mm pilot project may have, or be perceived to have, an advantage in competing for future orders, and thus the award to a competitor of one or more early 300mm orders could cause our stock price to fall.

If our fully integrated tool front-end solutions are not widely accepted, our growth prospects could be negatively impacted.

     Our Plus-Portal System offers our OEM customers a complete, automated interface between the OEM’s tool and the fab, an alternative to designing and manufacturing automated equipment front-ends for their tools utilizing purchased components and in-house engineering and manufacturing resources. The decision by OEMs to adopt our system for a large product line involves significant organizational, technological and financial commitments by the OEMs. OEMs expect the Plus-Portal System to meet stringent design, reliability and delivery specifications. To date, we have penetrated only a small percentage of OEM tools. We believe that our growth prospects in the OEM market depend in large part upon our ability to gain acceptance of the Plus-Portal System and follow-on products by a broader group of OEM customers. If we fail to satisfy these expectations, whether based on limited or expanded sales levels, OEMs will not adopt the Plus-Portal System. We cannot assure you that these tools will be widely accepted in the marketplace or that additional OEMs will adopt the system. Notwithstanding our solution, OEMs may purchase components to assemble interfaces or invest in the development of their own complete interfaces. If our products are not adopted by OEMs, our prospects will be negatively impacted and our profits substantially harmed.

If we are unable to develop and introduce new products and technologies in a timely manner, our business could be negatively impacted.

     Semiconductor equipment and processes are subject to rapid technological changes. The development of more complex ICs has driven the need for new facilities, equipment and processes to produce these devices at an acceptable cost. We believe that our future success will depend in part upon our ability to continue to enhance our existing products to meet customer needs and to develop and introduce new products in a timely manner. We often require long lead times for development of our products, which requires us to expend significant management effort and incur material development costs and other expenses. During development periods we may not realize corresponding revenue in the same period, or at all. We may not succeed with our product development efforts and we may not respond effectively to technological change.

We may not effectively compete in a highly competitive semiconductor equipment industry.

     The markets for our products are highly competitive and subject to rapid technological change. We currently face direct competition with respect to all of our products. In addition, the facility automation market has periods of rapid consolidation. Some of our competitors, especially following consolidation, may have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than those available to us.

     Brooks-PRI Automation, Inc, is our primary competitor in the area of isolation systems. Our SMART-Traveler System products face competition from bar code technology as well as a number of smaller competitors. We compete primarily with Entegris, Inc. in the area of wafer carriers. We also compete with several companies in the robotics area, including, but not limited to, Brooks-PRI Automation, Kensington Labs, now part of Newport Corp., Rorze Corporation and Yaskawa — Super Mectronics Division. In the area of AMHS, our products face competition from Daifuku Co., Ltd., Murata Co., Ltd., and Brooks-PRI Automation. Shinko Electric historically has been a competitor in the area of AMHS, but we expect to begin working cooperatively in this area with Shinko Electric upon formation of our joint venture company, Asyst Shinko. Our wafer and reticle sorters compete primarily with products from Recif, Inc. and Brooks-PRI Automation.

     In addition, the transition to 300mm wafers is likely to draw new competitors to the facility automation market and may result in additional consolidation. In the 300mm wafer market, we expect to face intense competition from a number of companies such as Brooks-PRI Automation, as well as potential competition from semiconductor equipment and cleanroom construction companies.

     We expect that our competitors will continue to develop new products in direct competition with our systems, improve the design and performance of their products and introduce new products with enhanced performance characteristics. In order to remain competitive, we need to continue to improve and expand our product line, which will require us to maintain a high level of investment in research and development. Ultimately, we may not be able to make the technological advances and investments necessary to remain competitive.

     New products developed by our competitors or more efficient production of their products could increase pricing pressure on our products. In addition, companies in the semiconductor capital equipment industry have been facing pressure to reduce costs. Either of these factors may require us to make significant price reductions to avoid losing orders. Further, our current and prospective customers continuously exert pressure on us to lower prices, shorten delivery times and improve the capabilities of our products. Failure to respond adequately to such pressures could result in a loss of customers or orders.

We may not be able to efficiently integrate the operations of our acquisitions.

     We have made and, most likely, will continue to make additional acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. Our recent acquisitions include Progressive Systems Technologies, Inc., or PST, Palo Alto Technologies, Inc., or PAT, Advanced Machine Programming, Inc., or AMP, SemiFab, Inc., GW Associates, Inc., or GW, and MECS Corporation. We subsequently merged MECS into Asyst Japan, Inc., or AJI.

     We are likely to make additional acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. For example, in May 2002, we completed the asset purchase from Domain Logix Corporation, or DLC, and signed a definitive agreement with Shinko Electric for the establishment of a joint venture. If we are to realize the anticipated benefits of past and future acquisitions, the operations of such companies must be integrated and combined efficiently with those of Asyst. The process of integrating supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, has in the past and will continue to present a significant challenge to our management. In addition, it is not certain that we will be able to incorporate different technologies into our integrated solution. We may not succeed with the integration process nor may we fully realize the anticipated benefits of the business combinations. We may be required to record significant future impairment costs, such as the $60.4 million charge recorded in fiscal 2002, in the event that the carrying value exceeds the fair value of acquired intangible assets. The dedication of management resources to such integration may detract attention from the day-to-day business, and we may need to hire additional management personnel to successfully rationalize our acquisitions. The difficulties of integration may increase because of the necessity of combining personnel with disparate business backgrounds and combining different corporate cultures. We may incur substantial costs associated with these activities and we may suffer other material adverse effects from these integration efforts which could materially reduce our short-term earnings. Consideration for future acquisitions could be in the form of cash, common stock, rights to purchase stock or a combination thereof. Dilution to existing shareholders and to earnings per share may result to the extent that shares of common stock or other rights to purchase common stock are issued in connection with any future acquisitions.

We may be unable to protect our intellectual property rights and we may become involved in litigation concerning the intellectual property rights of others.

     We rely on a combination of patent, trade secret and copyright protection to establish and protect our intellectual property. While we intend to take reasonable steps to protect our patent rights, we cannot assure you that our patents will not be challenged, invalidated or avoided, or that the rights granted thereunder will provide us with competitive advantages. We also rely on trade secrets that we seek to protect, in part, through confidentiality agreements with employees, consultants and other parties. These agreements may be breached, we may not have adequate remedies for any breach, or our trade secrets may otherwise become known to, or independently developed by, others.

     Intellectual property rights are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe the intellectual property rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our product.

     There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Litigation may be necessary to enforce our patents, to protect our trade secrets or know how, to defend Asyst against claimed infringement of the rights of others or to determine the scope and validity of the patents or intellectual property rights of others. Any litigation could result in substantial cost to us and divert the attention of our management, which by itself could have an adverse material effect on our financial condition and operating results. Further, adverse determinations in any litigation could result in our loss of intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any of these effects could have a negative impact on our financial condition and results of operations.

Because of intense competition for highly skilled personnel, we may not be able to recruit and retain necessary personnel.

     Our future success will depend in large part upon our ability to recruit and retain highly skilled technical, manufacturing, managerial, financial and marketing personnel. Our future performance depends substantially on the continued service of our senior management team. We do not have long term employment agreements with any of our senior management team, except Mihir Parikh, our Chairman of the Board and Chief Executive Officer, and we do not maintain any key-man life insurance policies.

     Due to the cyclical nature of the demand for our products, we have had to reduce our workforce and then rebuild our workforce as our business has gone through cyclical peaks and troughs. The labor markets in which we operate are highly competitive and as a result, this type of employment cycle increases our risk of not being able to retain and recruit key personnel.

     If we are unable to recruit or retain key personnel, we may not have enough personnel to promptly return to peak production levels. If we are unable to expand our existing manufacturing capacity to meet demand, a customer’s placement of a large order for the development and delivery of factory automation systems during a particular period might deter other customers from placing similar orders with us for the same period. It could be difficult for us to rapidly recruit and train the substantial number of qualified engineering and technical personnel who would be necessary to fulfill one or more large, unanticipated orders. A failure to retain, acquire or adequately train key personnel could have a material adverse impact on our performance.

We may experience lost sales due to outsourcing of certain product manufacturing, which could negatively impact our business.

     In an effort to focus on core competencies and reduce the impact of cyclical peaks and troughs on our operating results, we have outsourced the manufacturing of some of our products. We may rely more heavily on outsourced manufacturing in the future. Outsourced manufacturing could create disruptions in the availability of our products if the timeliness or quality of products delivered does not meet our requirements. These problems could be caused by a number of factors including, but not limited to: manufacturing process flow issues, financial viability of an outsourced vendor, availability of raw materials to the outsourced vendor, improper product specifications, and the learning curve to commence manufacturing at a new outsourced site. If products are delayed because of problems in outsourcing we may lose sales and profits.

     We have outsourced manufacturing in the past and we have experienced delays due to financial difficulties at an outsourced manufacturer. This negatively impacted our ability to increase production in response to market demand.

     Any delays in meeting customer demand or quality problems resulting from product manufactured at an outsourced location could have a material negative impact on our net sales and results of operations, and could result in reduced future sales to key customers.

Because our quarterly operating results are subject to variability, quarter to quarter comparisons may not be meaningful.

     Our revenues and operating results can fluctuate substantially from quarter to quarter depending on factors such as:

•	the timing of significant customer orders;

•	the timing of product shipment and acceptance;

•	variations in the mix of products sold;

•	the introduction of new products;

•	changes in customer buying patterns;

•	fluctuations in the semiconductor equipment market;

•	the availability of key components;

•	lost sales due to outsourcing of manufacturing;

•	pressure from competitors; and

•	general trends in the semiconductor manufacturing industry, electronics industry and overall economy.

     The sales cycle to new customers ranges from six months to 12 months from initial inquiry to placement of an order, depending on the complexity of the project. This extended sales cycle makes the timing of customer orders uneven and difficult to predict. A significant portion of the net sales in any quarter is typically derived from a small number of long-term, multi-million dollar customer projects involving upgrades of existing facilities or the construction of new facilities. Generally, our customers may cancel or reschedule shipments with limited or no penalty. These factors increase the risk of unplanned fluctuations in net sales. Moreover, a shortfall in net sales in a quarter as a result of these factors could negatively impact our operating results for the quarter. Given these factors, we expect quarter to quarter performance to fluctuate for the foreseeable future. In one or more future quarters, our operating results are likely to be below the expectations of public market analysts and investors, which may cause our stock price to decline.

Shortages of components necessary for our product assembly can delay our shipments and can lead to increased costs which may negatively impact our financial results.

     When demand for semiconductor manufacturing equipment is strong, our suppliers, both domestic and international, strain to provide components on a timely basis and, in some cases, on an expedited basis at our request. Disruption or termination of these sources could have a serious adverse effect on our operations. Many of the components and subassemblies used in our products are obtained from a single supplier or a limited group of suppliers. A prolonged inability to obtain some components could have an adverse effect on our operating results and could result in damage to our customer relationships. Shortages of components may also result in price increases for components and as a result, could decrease our margins and negatively impact our financial results.

We face significant economic and regulatory risks because a majority of our net sales are from outside the United States.

     A significant portion of our net sales are attributable to sales outside the United States, primarily in Taiwan, Japan, China, Singapore and Europe. We expect that international sales will continue to represent a significant portion of our total revenue in the future. This concentration increases our exposure to any risks in this area. Sales to customers outside the United States are subject to various risks, including:

•	exposure to currency fluctuations;

•	the imposition of governmental controls;

•	the need to comply with a wide variety of foreign and U.S. export laws;

•	political and economic instability;

•	trade restrictions;

•	changes in tariffs and taxes;

•	longer payment cycles typically associated with foreign sales;

•	the greater difficulty of administering business overseas; and

•	general economic conditions.

     Recently, a majority of our accounts receivable, net, were due from international customers located primarily in Taiwan, Japan, China, Singapore and Europe. Receivable collections and credit evaluation in new geographic regions challenge our ability to avert international risks. In addition, the laws of certain foreign countries may not protect our intellectual property to the same extent as do the laws of the United States. We invoice a majority of our international sales in United States dollars. However, for sales in Japan, we invoice our sales in Japanese yen. Currency fluctuations may adversely affect our future results of operations.

Anti-takeover provisions in our articles of incorporation, bylaws and our shareholder rights plan may prevent or delay an acquisition of Asyst that might be beneficial to our shareholders.

     Our articles of incorporation and bylaws include provisions that may have the effect of deterring hostile takeovers or delaying changes in control or management of Asyst. These provisions include certain advance notice procedures for nominating candidates for election to our Board of Directors, a provision eliminating shareholder actions by written consent and a provision under which only our Board of Directors, our Chairman of the Board, our President or shareholders holding at least 10 percent of the outstanding common stock may call special meetings of the shareholders. We have entered into agreements with our officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to Asyst, including losses associated with actions related to third-party attempts to acquire Asyst.

     We have adopted a share purchase rights plan, pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock. Upon the earlier of (1) the date of a public announcement that a person, entity, or group of associated persons has acquired 15 percent of our common stock or (2) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer, the rights granted to our shareholders will become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. These rights could generally discourage a merger or tender offer involving the securities of Asyst that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer.

     In addition, our Board of Directors has authority to issue up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Asyst. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the common stock. We have no present plans to issue shares of preferred stock.

Our stock price may fluctuate significantly which could be detrimental to our shareholders.

     Our stock price has in the past fluctuated and will fluctuate in the future in response to a variety of factors, including the following:

•	quarterly fluctuations in results of operations;

•	announcements of new products by Asyst or our competitors;

•	changes in either our earnings estimates or investment recommendations by stock market analysts;

•	announcements of technological innovations;

•	conditions or trends in the semiconductor manufacturing industry;

•	announcements by Asyst or our competitors of acquisitions, strategic partnerships or joint ventures;

•	additions or departures of senior management; and

•	other events or factors many of which are beyond our control.

     In addition, in recent years, the stock market in general and shares of technology companies in particular have experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of our common stock.

We may not be able to secure additional financing to meet our future capital needs.

     We currently anticipate that our available cash resources, which include existing cash and cash equivalents, short-term investments, cash generated from operations and other existing sources of working capital will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least fiscal 2003. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures we may need to raise additional funds to develop new or enhanced products, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. For example, in May 2002, we signed a definitive agreement with Shinko Electric for the establishment of a joint venture. We currently anticipate pursuing additional funds to pay for our share of the joint venture, as well as to support our working capital and operating expense requirements or for other purposes. We anticipate pursuing these additional funds through public or private debt or equity financings. If we raise additional funds through the issuance of equity securities, our shareholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations. We have guaranteed AJI’s unsecured loans from banks and secured bonds with interest rates ranging between 1.4 percent to 1.9 percent per annum. This strain on our capital resources could adversely affect our business.

Representatives of Arthur Andersen LLP are not available to consent to the inclusion of Arthur Andersen LLP’s reports on our financial statements and incorporated in our Form 10-K, and you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

     Arthur Andersen LLP was previously our independent accountant. Representatives for Arthur Andersen LLP are not available to provide the consents required for the inclusion of their report on our consolidated financial statements for the years ended March 31, 2001 and 2000, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their reports incorporated by reference into this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference or any omissions to state a material fact required to be stated therein.

USE OF PROCEEDS

     We will not receive any proceeds from sales, if any, of our common stock by the selling shareholders. The purpose of this offering is to register our common stock for resale by the selling shareholders. We are a minority shareholder of Aruba, Inc., which is a selling shareholder under this prospectus.

DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

     In connection with the second closing of our acquisition of GW and our acquisition of the assets of DLC, which is now known as Aruba, Inc., we issued to the selling shareholders common stock and agreed to register the common stock to those selling shareholders for resale. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.

     The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each of them as of May 21, 2002 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the selling shareholders. The selling shareholders may offer all, some or none of their common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 38,018,213 shares of common stock outstanding on July 22, 2002.

	Shares Beneficially			Shares Beneficially
	Owned Prior to Offering		Number of	Owned After Offering(1)
			Shares Being
Name	Number	Percent	Offered	Number	Percent

Aruba, Inc.(2) 11000 North MoPac Expressway Suite 100 Austin, TX 78759	468,796	1.2%	468,796	—	*
John S. Ghiselli(3) c/o Asyst Technologies, Inc. 48761 Kato Road Fremont, CA 94538	1,277,836	3.4%	841,308	436,528	1.1%

Total			1,310,104

*	Represents less than 1%.

(1)	Assumes the sale of all shares offered hereby.

(2)	Aruba, Inc. was formerly known as Domain Logix Corporation, or DLC. We are a shareholder of Aruba, Inc. Mihir Parikh, our Chairman and Chief Executive Officer, was a director of Aruba, Inc. prior to ACTI’s acquisition of the assets of Aruba, Inc. Dr. Parikh was on the Aruba, Inc. Board of Directors only as a result of Asyst’s investment in Aruba, Inc. and Dr. Parikh received no compensation from Aruba, Inc. for serving on its Board. Dr. Parikh has no personal holdings in Aruba, Inc. James Macek, the President and Chief Executive Officer of Aruba, Inc., became the President and a Director of ACTI, a subsidiary of Asyst, after ACTI’s acquisition of the assets of Aruba, Inc. James Holliday, the Executive Vice President and Chief Marketing Officer of Aruba, Inc., became the Executive Vice President and Chief Marketing Officer and a Director of ACTI after ACTI’s acquisition of the assets of Aruba, Inc.

(3)	John S. Ghiselli is President and General Manager of GW Associates, Inc., a subsidiary of Asyst, following our acquisition of GW.

PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling shareholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling shareholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling shareholders and/or the purchasers of shares for whom they may act as agent.

Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling shareholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or the Act.

     The selling shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

     In connection with the second closing of our acquisition of GW and ACTI’s acquisition of the assets of DLC, we have agreed to register the selling shareholders’ common stock under applicable federal and state securities laws. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. These expenses, excluding such commissions and discounts, are estimated to be $60,000. The agreements related to the above referenced acquisitions provide for cross-indemnification of the selling shareholders and Asyst to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Arthur Andersen LLP was previously our independent accountant. Representatives for Arthur Andersen LLP are not available to provide the consents required for the inclusion of their report on our consolidated financial statements for the years ended March 31, 2001 and 2000 incorporated by reference into this prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their reports incorporated by reference into this prospectus, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-K for the year ended March 31, 2002.

2. The description of the common stock contained in our Registration Statement on Form 8-A, as filed on February 21, 1995.

3. Our proxy for our shareholders meeting on September 12, 2002, as filed on July 29, 2002.

     We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Asyst Technologies, Inc.
Attention: Investor Relations
48761 Kato Road
Fremont, CA 94538
(510) 661-5000

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

PART  II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee and Nasdaq National Market listing fee.

SEC registration fee	$1,530
Nasdaq National Market listing fee	13,101
Printing and engraving expenses	2,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Transfer agent fees	2,500
Miscellaneous fees and expenses	5,869

Total	$60,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company’s Bylaws provide that Asyst will indemnify its directors and officers to the fullest extent not prohibited by California law. The Company is also empowered under its Articles of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, Asyst has entered into indemnity agreements with each of its directors and officers.

     In addition, Asyst’s Articles of Incorporation provide that, to the fullest extent permitted by California law, Asyst’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Asyst and its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Asyst, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of Asyst or its shareholders, involving a reckless disregard for the director’s duty to Asyst or its shareholders when the director was aware or should have been aware of a risk of serious injury to Asyst or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Asyst or its shareholders, for improper transactions between the director and Asyst and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of Asyst as to which indemnification is being sought, nor is Asyst aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER		DESCRIPTION OF DOCUMENT

2.1	(1)	Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, by and among Asyst Technologies, Inc., Gem Acquisition Corp., GW Associates, Inc. and John S. Ghiselli.

2.2		Asset Purchase Agreement, dated as of April 9, 2002, by and among Domain Logix Corporation, Asyst Technologies, Inc. and Asyst Connectivity Technologies, Inc.

5.1		Legal Opinion of Cooley Godward LLP.

23.1		Consent of Independent Accountants.

23.2		Consent of Cooley Godward LLP (see Exhibit 5.1)

24.1		Power of Attorney (see page II-4)

(1)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the SEC on June 19, 2001, and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

(a)	Rule 415 offerings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Incorporated annual and quarterly reports.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, County of Alameda, State of California, on July 26, 2002.

ASYST TECHNOLOGIES, INC

By:	/s/ Mihir Parikh
Mihir Parikh Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mihir Parikh and Geoffrey G. Ribar and each or any one of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mihir Parikh Mihir Parikh	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2002

/s/ Geoffrey G. Ribar Geoffrey G. Ribar	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2002

/s/ P. Jackson Bell P. Jackson Bell	Director	July 26, 2002

/s/ Stanley Grubel Stanley Grubel	Director	July 26, 2002

Robert A. McNamara	Director	July ___, 2002

/s/ Anthony E. Santelli Anthony E. Santelli	Director	July 26, 2002

/s/ Walter W. Wilson Walter W. Wilson	Director	July 26, 2002

INDEX TO EXHIBITS

Exhibit Number		Description of Document

2.1	(1)	Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, by and among Asyst Technologies, Inc., Gem Acquisition Corp., GW Associates, Inc. and John S. Ghiselli.

2.2		Asset Purchase Agreement, dated as of April 9, 2002, by and among Domain Logix Corporation, Asyst Technologies, Inc. and Asyst Connectivity Technologies, Inc.

5.1		Legal Opinion of Cooley Godward LLP.

23.1		Consent of Independent Accountants.

23.2		Consent of Cooley Godward LLP (see Exhibit 5.1)

24.1		Power of Attorney (see page II-4)

(1)	Previously filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the SEC on June 19, 2001, and incorporated by reference herein.